Exhibit 10.1

PERSONAL AND CONFIDENTIAL
February 16, 2016

James R. Arnold

Re:    Employment Offer Letter
Dear Mr. Arnold:
On behalf of Quality Systems, Inc. (“QSI”), I am pleased to extend to you an offer of employment to join QSI in the full-time position of Chief Financial Officer. This letter will convey the proposed terms and conditions of your employment with QSI. In addition to the other items specified in paragraph 12 below, this offer is conditioned upon final approval by QSI’s Board of Directors (the “Board”).
Following your acceptance of these terms and subject to satisfaction of the other conditions specified herein, your employment start date will be March 1, 2016. Your title will be Chief Financial Officer, and subject to necessary business travel requirements, you will perform your employment duties as a full time employee at QSI’s corporate offices located in Irvine, California. You will report directly to John (“Rusty”) Frantz, the Chief Executive Officer of QSI, and your duties and responsibilities will be commensurate with your title.
The terms and conditions of your employment with QSI are summarized below:

1.
You will receive an initial base salary of $400,000 per year ($16,667.00 semi-monthly), payable in accordance with QSI’s normal payroll practices and subject to all legally required deductions. This base salary amount will not decrease unless other similarly situated QSI employees are subject to a proportional decrease.

2.
You will be eligible to receive a 2016 fiscal year cash bonus opportunity of 60% of your base salary, subject to QSI’s attainment of the financial objectives and achievement of certain performance targets established under the 2016 Executive Compensation Program previously approved by QSI’s Compensation Committee, provided that you continue to be employed by QSI on the date such bonus is payable. Any bonus payable for QSI’s 2016 fiscal year will be pro-rated for the number of full months of your employment during such fiscal year. The target percentage for the 2016 fiscal year cash bonus will not decrease unless other similarly situated QSI employees are subject to a proportion decrease.

James R. Arnold
February 16, 2016

3.
On your first day of employment, you will receive a non-qualified stock option grant to purchase 250,000 shares of QSI’s common stock (the “Options”). The Options will have an exercise price equal to the closing price of a share of QSI common stock on the date of grant, a term of eight years from the date of grant, and will vest in equal, annual, 25% installments over a four-year period beginning on the one-year anniversary of the date of grant.

4.
On your first day of employment, you will also receive a one-time inducement grant of 72,700 shares of restricted QSI common stock (the “Inducement Grant,” and collectively with the Options, the “Equity Grants”). The Inducement Grant will have a grant price equal to the closing price of a share of QSI common stock on the date of grant, and will vest in three, annual, one-third installments over a three-year period beginning on the one-year anniversary of the grant date. Any unvested portion of the Inducement Grant shall accelerate and vest in full if you are terminated without Cause or in the event of your termination in connection with a change of control, as specified below. Cause will have the meaning given in the terms and provisions of QSI’s 2015 Equity Incentive Plan (the “2015 Incentive Plan”). The Equity Grants will be (i) issued pursuant to the terms and provisions of the 2015 Incentive Plan and QSI’s standard forms of option grant and restricted stock grant award agreements, and (ii) subject to accelerated vesting in full in accordance with the “double trigger” change of control provisions of the 2015 Incentive Plan and QSI’s standard forms of option grant and restricted stock grant award agreements.

5.
If any payment or benefit you would receive pursuant to paragraph 4 in connection with a change of control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this paragraph 5, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated)

James R. Arnold
February 16, 2016

before Payments that are not deferred compensation within the meaning of Section 409A of the Code. In the event that accelerated vesting of equity awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the date of grant for your equity awards. If two or more equity awards are granted on the same day, the equity awards will be reduced on a pro-rata basis. For the avoidance of doubt, you shall not have any discretion as to the ordering of any such Reduction Method or Pro Rata Reduction Method. The accounting firm engaged by QSI for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by QSI is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, QSI shall appoint a nationally recognized accounting firm to make the determinations required hereunder. You and QSI shall provide the accounting firm with such information as the accounting firm may reasonably request in order to make the determinations hereunder. QSI shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm’s determinations shall be final and binding on you and QSI. If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of this paragraph 5 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to QSI a sufficient amount of the Payment after reduction pursuant to clause (x) of this paragraph 5 so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of this paragraph 5, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

6.
To align your interests with those of QSI’s shareholders, you will be required to comply with the terms and conditions of QSI’s Executive Stock Ownership Program and to acquire and hold the minimum number of shares of QSI common stock set forth in such policy.

7.
You will be entitled to accrue three weeks of vacation time per year, which may be used in accordance with QSI’s current policy as described in the Employee Handbook. Pursuant to QSI’s current policy, you will be entitled to accrue a maximum of four weeks of paid vacation leave.

8.	You will be eligible for executive relocation or coverage for a corporate apartment in an amount not to exceed $54,000 annually.

9.
You will be eligible for group insurance coverage (with a participant eligibility date to be determined by the plan documents currently in effect), together with such other employment benefits generally made available to other similarly situated QSI employees.

10.
By undertaking employment with QSI, you agree to abide by all current and future employment policies, rules and regulations of QSI. You also acknowledge that your position with QSI is a full-time position, and accordingly, you agree that you will not accept, during your employment with QSI, employment with any other person or entity without the prior written consent of QSI’s Chief Executive Officer. As with all QSI employees, on your first day of employment, you will be required to execute (i) an Acknowledgement and Certification of your receipt of, and agreement with, QSI’s Employee Handbook and (ii) QSI’s Proprietary Information and Inventions Agreement, which, among other things, requires you to protect QSI’s confidential information and includes certain non-solicitation provisions. As required by the Immigration Reform and Control Act of 1986 (“IRCA”), you also must establish your identity and authorization to work in the United States. Attached is a copy of the

James R. Arnold
February 16, 2016

Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and plan to bring the appropriate original documentation on your first day of work.

11.
You and QSI expressly understand and agree that your employment with QSI is in all respects “at will,” meaning that either you or QSI can terminate the employment relationship at any time without advance notice to the other, with or without Cause, for any reason or no reason. QSI also can discipline, demote or alter the terms of employment of its employees at any time, with or without Cause or advance notice. This letter and the employment documents referenced in preceding paragraph 10 will be our entire understanding concerning the subjects contained herein (including the at-will nature of your employment and the possible termination of the employment relationship), and QSI’s policy of at-will employment cannot be changed or modified in any way except that it may be superseded by one or more written agreements between you and QSI, authorized in advance by specific resolution of the Board and signed by both you and QSI’s Chief Executive Officer.

12.
This offer is conditioned upon: (i) final approval of your offer for employment and the terms of this offer letter by the Board, (ii) the Board’s satisfaction with the results of a background check to be performed on behalf of QSI, (iii) your written acceptance of this offer letter, and (iv) your execution of the Agreement for Protection of Company Information and other documents described in paragraph 10. If you provide materially false or misleading information in your employment application or other documents submitted in connection with your seeking employment with QSI, you will be subject to immediate termination.

I am delighted with the prospect of you joining QSI, and we all look forward to you making a tremendous contribution to the company.

Very truly yours,
/s/ John R. Frantz
John R. Frantz
Chief Executive Officer

AGREED TO AND ACCEPTED BY:
/s/ James R. Arnold
James R. Arnold